CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 29, 2017, relating to the financial statements and financial highlights of Cambria Shareholder Yield ETF, Cambria Foreign Shareholder Yield ETF, Cambria Emerging Shareholder Yield ETF, Cambria Sovereign Bond ETF (formerly, Cambria Sovereign High Yield Bond ETF), Cambria Global Value ETF, Cambria Global Momentum ETF, Cambria Value and Momentum ETF, Cambria Global Asset Allocation ETF, and Cambria Tail Risk ETF, each a series of Cambria ETF Trust, for the year or period ended April 30, 2017, and to the references to our firm under the headings “Financial Highlights” and “Other Service Providers” in the Prospectus and “Accounting and Legal Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
Cleveland, Ohio
August 25, 2017